EXHIBIT 21.1
TRIDENT MICROSYSTEMS, INC.
LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation	Ownership Percentage
Trident Microsystems (Far East) Ltd.	Cayman Islands, B.W.I.	100%

Trident Technologies, Inc. (TTI)	Taiwan, ROC	99.93%